Exhibit 99.4

CONSENT OF Warren Hurwitz

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 filed by Document Security Systems, Inc. (“DSS”) with the Securities and Exchange Commission on November 23, 2012, and all supplements and amendments thereto (the “Registration Statement”), as a director of DSS’s board of directors effective upon the completion of the merger as described in the Registration Statement.

/s/ Warren Hurwitz
Name: Warren Hurwitz
Date: November 23, 2012